EMPLOYMENT AGREEMENT

	This Agreement is made and entered into as of the 5th day of August, 1994 between STUARTS DEPARTMENT STORES, INC., a Delaware corporation (the "Company"), and DAVID S. FERGUSON ("Employee").

	In consideration of the mutual promises, benefits and covenants herein contained, the Company and Employee hereby agree as follows:

	1.	Employment.  (a)  The Company hereby employs Employee as
President of the Company in connection with the management of the business and affairs of the Company. Employee hereby accepts such employment and agrees to remain in the employ of the Company, to perform such executive, operational and administrative duties as the Board of Directors of the Company
(the "Board") may from time to time determine, to be under the direction of the Board or such other officer of the Company as the Board shall choose to designate with respect to said duties, and to abide by the terms and conditions of this Agreement.

		(b) During the term of this Agreement, Employee shall, except during customary vacation periods, periods of illness, and other absences beyond his control, devote his best efforts, skill and attention, and full business time to the performance of his duties on behalf of the Company.

	2. Term of Employment. Employee shall be employed for a term commencing on the date set forth above and ending on February 1, 1997, unless this Agreement is renewed as provided herein or is sooner terminated pursuant to the provisions of paragraph 5 hereof.

	3.  Compensation.

	3.1 Base Salary. During the term of his employment, Employee shall receive a base salary at an annual rate of $200,000 (the
"base salary") payable in equal installments not less frequently than once per month, subject to such withholding or deductions as may be mutually agreed upon or required by law.

	3.2 Bonus. During the term of his employment, Employee shall be entitled to participate in the Management Cash Bonus Plan approved by the Board, as amended from time to time. A copy of the Management Cash Bonus Plan is annexed hereto as Exhibit A.

	4. Fringe Benefits. During the term of his employment, Employee shall be entitled, at the Company's expense, to the following:

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	4.1  Medical Benefits.  Participation in the Company's health, accident and disability insurance plans to the extent that Employee is eligible under the terms and conditions of such plans.

	4.2 Life Insurance. Life insurance on Employee's life in an amount equal to 3 times Employee's annual salary and which names
Employee's designated beneficiary as loss payee.

	4.3 Car Allowance. The Company shall pay Employee up to $600 per month for an automobile allowance.

	4.4 Vacation. Employee shall be entitled to take vacation in accordance with Company policy as set forth in the Company's
Employment Handbook.

	4.5	Stock Options.  During the term of his employment, Employee
shall be entitled to participate in the Company's 1992 Employee
Stock Option Plan, as amended; provided, however, that for so long as Employee is participating in such Employee Stock Option
Plan, Employee shall not be entitled to participate in the Company's 1994 Directors Stock Option Plan. A copy of the
Company's 1992 Employee Stock Option Plan, as amended, is annexed hereto as Exhibit B.

	5.  Termination.

	5.1 Termination. Employee's employment may be terminated by the Company or Employee at any time with or without "Cause", as defined in paragraph 5.4 hereof. If Employee is a director of the Company at such time, such termination shall be deemed to constitute his resignation as a director.

	5.2 Termination for Cause. In the event of termination of Employee's employment for Cause or upon his voluntary resignation, Employee's rights to receive any payments and benefits pursuant to this Agreement shall, effective upon termination of employment, terminate in all respects.

	5.3 Termination Other than for Cause. (a) In the event that during the term of this Agreement, the Company terminates
Employee's employment for reasons other than Cause, then
Employee's rights to receive any payments and benefits pursuant to this Agreement shall terminate effective upon termination of employment, except that, subject to Employee's compliance with his obligations under paragraphs 6, 7 and 8 hereof, the Company shall pay Employee such severance compensation as Employee may be entitled to receive pursuant to subparagraph 5.3(b) hereof.

		(b) Subject to the provisions of subparagraph 5.3(a) hereof, in the event the Company terminates Employee's employment for reasons other than Cause, the Company

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shall pay Employee the following severance compensation:  (i) if termination occurs prior to February 3, 1996 or, during the term of this Agreement, is preceded by a Change-in-Control (as defined herein) of the Company, an amount equal to Employee's annual base salary specified in paragraph 3.1 hereof or (ii) if termination occurs after February 3, 1996 and such termination is not preceded by a Change-in-Control of the Company, an amount equal to the greater of (x) the product of Employee's annual base salary specified in paragraph 3.1 hereof multiplied by .25 or (y) the balance of the base salary otherwise payable to Employee pursuant to paragraph 3.1 hereof if Employee's employment had not been terminated. Severance compensation to be paid to Employee pursuant to this subparagraph 5.3(b) shall be made, at the discretion of the Board, in one lump sum or in equal installments not less frequently than once a month over a period not to exceed twelve-months following Employee's termination. In addition, such severance compensation payments shall be subject to such withholding or deductions as may be mutually agreed upon or required by law. For purposes of this Agreement, the term "Change-in-Control" shall mean the happening, at any time after the date hereof, of any one or more of the following: (i) (x) the acquisition in any transaction or series of related transactions by any entity, person or group (other than the Company, a subsidiary of the Company, any employee benefit plan (including, without limitation, an employee stock ownership plan) of the Company, the Employee or any group (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of which the Employee is a member) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 1934, as amended (the "Exchange Act")) of 20 percent or more of the outstanding voting stock of the Company which acquisition is not approved by 50% or more of the members of the Board serving on the Board on the date hereof or whose nomination was approved by a majority of such members (regardless of whether such approval is otherwise required in connection with such acquisition) or (y) the election during any period of 12 months or less hereafter of 50 percent or more of the members of the Board who were not serving on the Board on the date hereof; (ii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company through purchase of stock or assets, by merger, or otherwise; or (iii) the election during any period of 24 months or less hereafter of 20 percent or more of the members of the Board without the approval, prior to or after the date hereof, of the nomination of such members by a majority of the Board consisting of members who were serving on the Board at the beginning of the period. As used in this subparagraph 5.3(b) "group" shall mean persons who act as described in Sections 13(d)(3) of the Exchange Act and the regulations promulgated thereunder.

	5.4 Definition of Cause. The Company shall have Cause for termination if Employee:

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		(a)  From the date of this Agreement, takes any employment
(full or part-time) with, acts as a consultant to or agent of, or receives any direct or indirect remuneration for services performed after the date hereof for, any other entity, whether competitive or not with the Company, without the prior written consent of the Company;

		(b) Acts dishonestly, commits an act of moral turpitude, commits an act which constitutes reckless conduct or wanton or willful misconduct, takes any action which causes either
Employee or the Company to be brought into disrepute, or is convicted of a criminal act;

		(c)  Dies;

		(d) Voluntarily resigns, fails to work full time for the Company, breaches his duty of trust to the Company, fails to competently perform his duties under this Agreement or otherwise breaches this Agreement, including, but not limited to, his obligations of confidentiality under paragraph 6 hereof; or

		(e) Becomes "physically or mentally disabled" as defined in paragraph 5.5 hereof.

	5.5 Definition of Physically or Mentally Disabled. For purposes of this Agreement, Employee shall be deemed "physically or mentally disabled" if he shall have been unable to perform his usual duties for a period of 90 continuous days or 180 days in the aggregate during any twelve-month period of this Agreement by reason of any physical or mental disability.

	5.6 Discussion of Continued Employment. Employee and the Company agree that, not later than approximately six (6) months before the end of the term of this Agreement, they will use reasonable efforts to meet to consider and discuss the desirability of continuing Employee's employment with the Company beyond such expiration, but neither party shall have any obligation to continue such employment.

	6. Covenant Not To Pirate Employees or Disclose. Employee (i) acknowledges that he has acquired, and during the term of this Agreement shall acquire, confidential business information, knowledge and/or data concerning the Company, the disclosure of which would cause the Company any material loss, and (ii) acknowledges that his experience to be obtained pursuant to this Agreement in, and in connection with, the business of the Company and the good will which the Company has established would enable him to compete with the Company in such business and that such competition would deprive the Company of any material benefits. Therefore, Employee hereby covenants and agrees as to the matters described in paragraphs 7 and 8 hereof.
Notwithstanding any provisions of this Agreement to the contrary, the provisions of paragraphs 6, 7 and 8 hereof shall

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survive the termination of Employee's employment hereunder or the expiration of this Agreement or any renewal term. In addition to any other remedy available to it, the Company shall be entitled to injunctive relief for any breach or threatened breach of this paragraph 6 or of paragraph 7 or 8 and shall not be required to post any bond, surety or indemnity in connection therewith.

	7.  Non-Pirating of Employees.

	7.1 Non-Pirating Period. For a period of two years after the expiration of this Agreement or any renewal term or after termination of Employee's employment pursuant hereto, Employee shall not, without the prior written consent of the Company, solicit for employment directly or indirectly any employee of the Company or any affiliated entity of the Company who is employed at the Company or any such other affiliated entity at the time of Employee's termination of employment.

	7.2 Confidentiality. Except as may be required by law, Employee shall not, while employed by the Company, or at any time thereafter, without the prior written consent of the Company, use, directly or indirectly, for Employee's own account or for the account of any person other than the Company, or disclose to any person other than the Company, any data, knowledge, information, written material, records or documents relating to the Company or any affiliated entity of the Company which are of a confidential nature, including, without limitation, any confidential information concerning the business or affairs of the Company (such as information concerning or otherwise relating to any new store locations or potential acquisitions) or of any supplier, creditor, lender, customer, employee, agent, consultant or any affiliated entity of the Company which was obtained by Employee during or in connection with his employment by or association with the Company.

	8. Documentation. All written materials, records and documents, if any, made by Employee or coming into his possession in connection with his employment by the Company and all copies thereof concerning the business or affairs of the Company or any of its suppliers, creditors, lenders, customers, employees, agents, consultants or any affiliated entity of the Company, are and shall be solely the property of the Company. Upon ceasing to be employed by the Company or upon the request of the Company at any time, Employee shall promptly deliver the same to the Company or such other person as the Company may designate.

	9. Representations and Warranties. Employee hereby represents and warrants that this Agreement constitutes his valid and binding obligation enforceable in accordance with its terms and that neither the execution and delivery nor the performance of this Agreement violates or conflicts with, or will violate or conflict with, any agreement, arrangement or restriction of any kind to which he is a party or by which he is bound.

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	10.  Assignment.  This Agreement shall be binding upon and
inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns; provided, however, Employee may not assign this Agreement or any of his rights hereunder.

	11. Sale, Consolidation or Merger. In the event of the sale, consolidation or merger of the Company with or into another corporation or entity, or the sale of substantially all of the assets of the Company to another corporation, entity or individual, the successor-in-interest shall assume in writing all liabilities of the Company under this Agreement.

	12. Notices. Any notice or other communication under this Agreement shall be in writing and shall be deemed given when personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid:

		(i)	if to Employee, addressed to:

			Mr. David S. Ferguson
			9 Edge Hill Road
			Hopkinton, Massachusetts  01748

		(ii)	if to the Company, addressed to:

			Stuarts Department Stores, Inc.
			16 Forge Parkway
			Franklin, Massachusetts  02038
			Attention:  Chairman of the Board

or to such other address or addresses as either party shall have specified in writing to the other party hereto.

	13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

	14. Governing Law; Jurisdiction and Venue. This Agreement shall be subject to, governed by and construed in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law. Any action, suit or proceeding relating to this Agreement shall be brought in a federal or state court situate in the State of Delaware, the parties hereto hereby consenting to the jurisdiction and venue thereof.

	15. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by each of the parties hereto. This
Agreement constitutes the only agreement between the parties

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hereto with respect to the matters contained herein, and any and all prior agreements and understandings, whether written or oral, including Employee's previous employment agreement with the Company, shall be invalid and of no further force or effect.

	IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

				STUARTS DEPARTMENT STORES, INC.

				By:____________________________

				        S. Joseph Hoffman

				      Chairman of the Board

				_______________________________

				        David S. Ferguson


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